EMPLOYMENTAGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) made this 1st day of January 2010 by and between Calypso Media Services Group and its subsidiaries, a Nevada corporation with offices at 12 North Washington Street, Montoursville, PA 17754 (the “Company” or “Party”) and Matthew J. Hoff of Montoursville, PA (“Employee” or “Party”). Company and Employee collectively referred to herein as Parties.

WHEREAS, Employee and Company desire to memorialize their understandings with respect to the employment of Employee.

NOW THEREFORE, IN VIEW OF THE FOREGOING; AND IN FURTHER CONSIDERATION OF THE MUTUAL PROMISES HEREINAFTER SET FORTH, THE PARTIES HERETO DO HEREBY AGREE AS FOLLOWS:

Article 1.	EMPLOYMENT.

Company agrees to employ Employee and Employee agrees to serve Company, during the term of employment described in Article 2 which may be extended pursuant to the terms described therein.

Article 2.	TERM.

This Agreement shall continue for a period of three (3) years (“Term”) from the date of this Agreement and shall be automatically renewed and extended, unless on or before 90 days prior to the conclusion of the Term or any extended term, Company or Employee gives written notice to the other of intention not to extend the Term, which will otherwise be automatically extended for further periods of one (1) year each. Company shall endeavor to provide notification to Employee that the Term has been so extended, but the failure to provide such notice shall not limit the rights of the parties under this section.

Article 3.	DUTIES,POSITION AND DEFINITIONS.

FULL TIME. Employee shall devote his/her full business time and best efforts to the business and affairs of Company and shall not be otherwise gainfully employed, except that Employee may have other business investments and participate in other business ventures which may, from time to time, require minor portions of Employee’s time, but which shall not interfere or be inconsistent with Employee’s duties hereunder and except that Employee may devote a reasonable amount of time to attending to investments and the like.

POSITION. Employee shall serve as Company's Business Manager.

DUTIES - GENERAL DESCRIPTION. Employee has extensive experience as a manager in the Company's industry. Based upon this experience, Employee shall perform various services for the Company as are customary in the industry and as directed from time to time by Company’s Board of Directors, and as set forth in Exhibit “1”.

© C. Giannetto, Esq. 2001

LOCATION. Employee shall be based in Pennsylvania.

TERRITORY. Employee’s geographic area of responsibilities shall be as determined by Company’s business.

Article 4.	COMPENSATION.

During the Term hereof, Company shall pay to Employee on a bi-weekly basis or per the regular pay period of Company an annual salary of:

Year 1: Ninety Six Thousand Dollars ($96,000.00) USD

Year 2: One Hundred Ten Thousand Dollars ($110,000.00) USD

Year 3: One Hundred Twenty Five Thousand Dollars ($125,000.00) USD

Year 4 and thereafter: Negotiated

Performance bonuses may be paid from time to time based upon agreed objectives.

Article 4a.	SEVERANCE.

In the event the Company is acquired by another person or entity, merged or liquidated, whereby the current management and/or shareholders of the Company are no longer in control, the Company agrees to immediately pay to Employee, at his discretion, the sum of $500,000 in cash or $500,000 in Calypso Media Services Group, Inc. common shares or combination thereof. The closing price of $.50 (Fifty Cents) per share will be used in calculating the number of “SEVERANCE” shares referenced in this Article (4a.).

Article 5.	REIMBURSEMENTOFEXPENSES.

Employee is authorized to incur reasonable expenses for promoting the business of Company, limited to travel, entertainment and like expenses. All expenses shall be itemized on a standard Company form along with proof of the expenses furnished to Company's Treasurer/CFO/COO and Employee shall upon such itemization, proof and approval by Employee's Treasurer/CFO/COO, be reimbursed by the Company within two (2) weeks after submittal by Employee.

Article 6.	VACATIONS.

Employee shall be entitled each year to a paid vacation of not in excess of six (6) weeks. Any past vacation accruals not used during the calendar year earned shall be forfeited.

Article 7.	BENEFITS.

Employee shall be entitled to the benefits listed on the Article 20, Schedule of Benefits herein and to such other fringe benefits as Company may generally extend to executive employees of Company, including health and hospitalization for Employee and his family. Employee’s health and hospitalization insurance will be provided by Blue Cross and Blue Shield.

Article 8.	BONUS.

Employee shall be paid an annual Bonus, as approved by the Company's Board of Directors as set forth herein in Article 21, Incentive Programs.

Article 9.	TERMINATION.

Except as set forth below, Employee's employment hereunder may only be terminated by Company for just cause. Just cause shall include Employee's unexplained absence for a period of five (5) days excluding absence resulting from injury or illness; Employee's failure to diligently perform the duties described herein and other responsibilities from time to time assigned by Company to Employee within the scope

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of his work; any breach by Employee under the terms of this Agreement that is not cured within fourteen (14) days after notice; any act by Employee of dishonesty, disloyalty or bad faith or any material action or series of actions which are contrary to the interest of the Company, that is not cured within fourteen (14) days after notice. Company may terminate this Agreement (and be relieved of all further liability hereunder) at any time after Employee shall be absent from his employment, without explanation, for a continuous period of more than ten days (10) or for a non-continuous period of thirty (30) days during any three (3) year period during the Term, excluding that created by injury or illness.

Article 10.	WARRANTY,REPRESENTATION AND INDEMNIFICATION.

Employee represents he is not presently a party to any prior agreement or understanding with a former employer or with any other person or business or any other legal restriction or obligation which would in any manner prohibit, impede, or hinder Employee’s employment with or performance of Employee’s duties in the course of employment by Company. Employee agrees that if the Company becomes party to any legal action resulting from a breach of this provision, Employee shall indemnify the Company for any and all costs of defending such action, including attorneys’ fees.

Article 11.	ENFORCEABLILITY.

The provisions of the Agreement shall be enforceable notwithstanding the existence of any claim or cause of action of Employee against the Company whether predicated on this Agreement or otherwise.

Article 12.	WAIVER.

The failure of either party to require the performance of any term or condition of this Agreement, or the waiver by either party of any breach of the Agreement shall not prevent a subsequent enforcement of any such term or any other term nor be deemed to be a waiver of any subsequent enforcement.

Article 13.	ASSIGNMENT.

Employee recognizes the Company is contracting for his/her personal services and therefore Employee shall not assign any of his duties, and any attempted or purported assignment shall be null and void. Notwithstanding the foregoing Employee may delegate certain of his responsibilities to subordinates employed by the Company, provided Employee shall have overall responsibility for the performance of such subordinates.

Article 14.	GOVERNINGLAW.

The Agreement shall be governed by and construed in accordance with, the laws of the State of Pennsylvania and the parties agree to be personally bound by the decisions, rulings and/or judgments issued by the courts of the State of Pennsylvania.

Article 15.	ENTIRE AGREEMENT and NOTICES.

This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement may be modified only by an instrument in writing signed by both Parties. Any notice to be given under this Agreement shall be sufficient if it is in writing and is sent by certified mail to Employee at his/her residence address as the same appears on the books and records of the Company or to the

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Company at its principal office, attention of the Board of Directors, or otherwise as directed by the Company, from time to time.

Article 16.	ARBITRATION.

Any disputes under this Agreement shall be settled by arbitration before the American Arbitration Association in Harrisburg, Pennsylvania, in accordance with the Commercial Rules then existing. Any judgment and/or award issued by such American Arbitration Association shall be binding upon the parties hereto and may be entered in any court of competent jurisdiction.

Article 17.	SCHEDULE OF BENEFITS.

Group Health Insurance provided by Blue Cross and Blue Shield for Employee and immediate family. - Paid by the Company

401 K Plan when established (with employer and/or employer contributions per company policy)

Article 18.	INCENTIVE PROGRAMS.

In addition to the compensation of Employee in Article 4, Company shall pay Employee a bonus in accordance with the following:

Article 19.	BUSINESS PLAN and PRO FORMAS.

Attached hereto and made as part hereof as Exhibit 2 are a 3 Year Business Plan and Pro Formas for Company. In order for Employee to be eligible for the Incentive Program in Article 25 above, Company must meet the Pro Forma results set forth is said Exhibit, plus or minus ten (10%) percent.

Article 20.	SUPERCEDURE.

This Agreement shall supercede any and all prior agreements between Employee and Company. Further, in the event of a conflict between this Agreement and the current Company – Employee Handbook now in effect, this Agreement shall control.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first above written.

COMPANY: Calypso Media Services Group

By: _______________________________________________________
Timothy Young

Its:	Director

EMPLOYEE:

___________________________________________________________

Matthew J. Hoff

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EXHIBIT 1

Media Depot

Job Description

Job Title:	Business Manager
Department:
Reports To:
FLSA Status:
Prepared By:
Prepared Date:
Approved By:
Approved Date:

Summary: Manages and directs the organization toward its primary objectives, based on profit and return on capital, by performing the following duties personally or through subordinate managers.

Essential Duties and Responsibilities: include the following. Other duties may be assigned.

Plans, coordinates, and controls the daily operation of the organization through the organization's managers.

Establishes current and long-range goals, objectives, plans and policies, subject to approval by the Board of Directors.

Dispenses advice, guidance, direction, and authorization to carry out major plans, standards and procedures, consistent with established policies and Board approval.

Meets with organization's other executives to ensure that operations are being executed in accordance with the organization's policies.

Oversees the adequacy and soundness of the organization's financial structure.

Reviews operating results of the organization, compares them to established objectives, and takes steps to ensure that appropriate measures are taken to correct unsatisfactory results.

Plans and directs all investigations and negotiations pertaining to mergers, joint ventures, the acquisition of businesses, or the sale of major assets with approval of the Board of Directors.

Establishes and maintains an effective system of communications throughout the organization.

Represents the organization with major customers, shareholders, the financial community, and the public.

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Supervisory Responsibilities:

Directly supervises sales staff. Carries out supervisory responsibilities in accordance with the organization's policies and applicable laws. Responsibilities include interviewing, hiring, and training employees; planning, assigning, and directing work; appraising performance; rewarding and disciplining employees; addressing complaints and resolving problems.

Qualifications: To perform this job successfully, an individual must be able to perform each essential duty satisfactorily. The requirements listed below are representative of the knowledge, skill, and/or ability required. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

Education and/or Experience:

Four to 10 years related experience and/or training; or equivalent combination of education and experience.

Language Skills:

Ability to read, analyze and interpret general business periodicals, professional journals, technical procedures, or governmental regulations. Ability to write reports, business correspondence, and procedure manuals. Ability to effectively present information and respond to questions from groups of managers, clients, customers, and the general public.

Mathematical Skills:

Ability to work with mathematical concepts such as probability and statistical inference, and fundamentals of plane and solid geometry and trigonometry. Ability to apply concepts such as fractions, percentages, ratios, and proportions to practical situations.

Reasoning Ability:

Ability to define problems, collect data, establish facts, and draw valid conclusions. Ability to interpret an extensive variety of technical instructions in mathematical or diagram form and deal with several abstract and concrete variables.

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EXHIBIT 2

3 YEAR BUSINESS PLAN and PRO FORMAS

TO BE DETERMINED.

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